EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Austin Rettig	Dena Cook
Director, Investor Relations	Zeno Group
(310) 482-5830	(310) 566-2283
http://investor.stamps.com	dena.cook@zeno.com

STAMPS.COM ANNOUNCES FOURTH QUARTER AND FISCAL 2004 RESULTS

Q4 EPS of $0.06; Q4 Revenue of $11.7 Million, Up 83% Versus Last Year

LOS ANGELES, Calif. - February 17, 2005 - Stamps.com® Inc. (Nasdaq: STMP) today announced results for the fourth quarter and fiscal year ended December 31, 2004.

Fourth quarter results include the following:

•	Total revenue was $11.7 million, up 83% versus the same quarter last year.

•	Total gross margin was 67%, up 7% versus the same quarter last year. Gross margin for the core PC Postage business, excluding the impact from PhotoStamps™ revenue, was approximately 70%.

•	GAAP net income was $1.5 million, or $0.06 per fully diluted share, for the second ever profitable quarter in the Company’s history.

•	PhotoStamps revenue recognized from orders shipped during the fourth quarter was $0.9 million, and gross profit was approximately $0.3 million. Incremental sales and marketing cost related to PhotoStamps was approximately $0.1 million for the quarter.

•	Excluding PhotoStamps, core PC Postage business revenue was $10.8 million, up 69% versus the same quarter last year. Subscription service revenue was $8.2 million and online store revenue was $1.6 million, up 61% and 41%, respectively, versus the fourth quarter of 2003. Insurance fees, licensing fees, and other revenue contributed an additional $0.9 million.

"We topped off a great year for Stamps.com with a terrific fourth quarter that was ahead of expectations for our business,” said president and CEO Ken McBride. “After achieving profitability earlier than expected in the third quarter, we more than doubled our third quarter profit in the fourth quarter. In addition, the fourth quarter represented the tenth straight quarter of sequential revenue growth for our business, total fiscal 2004 revenue was up 80% versus fiscal 2003, and we revised upward today our outlook for 2005 revenue and net income.”

Stamps.com reported net income of $1.5 million for the fourth quarter of 2004 compared to a net loss of $2.7 million in the fourth quarter of 2003 and net income of $0.7 million in the third quarter of 2004. On a per share basis, net income was $0.06 in the fourth quarter of 2004 based on fully diluted shares outstanding of 23.4 million. This compares to a net loss of $0.12 in the fourth quarter of 2003, based on shares outstanding of 22.0 million. For the fiscal year ended December 31, 2004, net loss was $4.7 million or 21 cents per weighted average share. This compares to a net loss of $9.3 million or 42 cents per weighted average share for the fiscal year ended December 31, 2003.

During the third quarter of 2004, Stamps.com received USPS authorization to proceed with a market test of PhotoStamps, a new form of postage that allows customers to include photographs or graphics along with valid US postage. Stamps.com concluded the market test on September 30, 2004 with 138 thousand sheets, or 2.75 million individual PhotoStamps, ordered and accepted during the 7 ½ week test. Late in the third quarter of 2004, Stamps.com submitted a formal request to the US Postal Service to continue testing the PhotoStamps service. That request is still under consideration by the US Postal Service.

On January 31, 2005, Craig Ogg, Vice President of Research and Development resigned from the Company to pursue other endeavors. JP Leon, VP of Advanced Technology, has assumed the leadership role for the Company’s R&D group. Stamps.com expects to release the next major version of its PC Postage software in the second quarter of 2005. This next version of the software, version 5.0, features several new product enhancements, including: a completely overhauled and dramatically improved user interface; enhanced user information on cost versus delivery time; the ability to provide feature-based product differentiation; support for USPS carrier pickup; and enterprise-level reporting and billing capabilities. The multi-user per meter functionality that was originally scheduled to be included in version 5.0 is now expected to be included in a future version of the Stamps.com software.

For the first quarter of 2005, Stamps.com anticipates that revenue will be approximately $11 million. First quarter gross margin is expected to be in the low 70% range. Net income for the first quarter is anticipated to be approximately $0.05 per fully diluted share. For fiscal 2005, Stamps.com anticipates that revenue will be approximately $48.5 million—an increase from the previous Company guidance of $43.5 million. Total 2005 gross margin is expected to be in the mid-70% range. Net income per share for fiscal 2005 is anticipated to be $0.26—an increase from the previous Company guidance of $0.16. Guidance for 2005 net income per share, and previous Company guidance, does not reflect any impact from the new accounting pronouncement relating to the expensing of stock options, FASB 123(R), which the company expects to adopt in July 2005. The Company has made a preliminary estimate of the expense for fiscal 2005 from the adoption of 123(R) of $1.4 million; however, that amount may change as the company implements FASB 123(R). Guidance for 2005 net income per share including the preliminary estimate of the expense for fiscal 2005 from the adoption of 123(R) would be $0.20.

The Stamps.com financial results conference call will be web cast today at 2:00 p.m. Eastern Time and may be accessed at investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same location.
About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com enables over 350,000 customers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has partnerships with companies including Microsoft, CompUSA, EarthLink, HP, NCR, Office Depot, Vendio and the U.S. Postal Service.

PhotoStamps is a Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image up load and order process to allow customers to order fully customized postage. Stamps.com received US Postal Service authorization to proceed with a market test of PhotoStamps, and Stamps.com completed that market test during the third quarter of 2004.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products and obtain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

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STAMPS.COM INC.

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended December 31,		Twelve Months ended December 31,
	2004	2003	2004	2003
Net revenues	$11,698	$6,380	$38,112	$21,200
Cost of net revenues	3,908	2,529	13,307	8,264
Gross profit	7,790	3,851	24,805	12,936
Operating expenses:
Sales and marketing	3,518	2,423	12,586	6,298
Research and development	1,222	1,254	6,221	4,820
General and administrative	2,215	3,645	12,985	14,459
Total operating expenses	6,955	7,322	31,792	25,577
Income (Loss) from operations	835	(3,471)	(6,987)	(12,641)
Other income (loss):
Interest income	620	797	1,881	3,314
Other income	-	-	1,360	-
Loss on dispossal of assets	-	-	(987)	-
Total other income	620	797	2,254	3,314
Net income (loss)	$1,455	$(2,674)	$(4,733)	$(9,327)
Net income (loss) per share:
Basic	$.06	$(.12)	$(.21)	$(.42)
Diluted	$.06	$(.12)	$(.21)	$(.42)
Weighted average shares outstanding:
Basic	22,455	22,057	22,361	22,056
Diluted	23,430	22,057 *	22,361 *	22,056 *

* Common equivalent shares are excluded from the diluted earnings per share calculation as their effect is anti-dilutive.

CONDENSED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$11,198	$24,526
Short-term investments	18,295	47,688
Restricted cash	554	3,722
Trade accounts receivable	1,534	948
Other accounts receivable	170	777
Other current assets	701	671
Total current assets	32,452	78,332

Property and equipment, net	3,473	4,213
Intangible assets, net	4,765	5,870
Long-term investments	57,160	86,838
Other assets	2,578	3,011
Total assets	$100,428	$178,264

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,541	$3,779
Total current liabilities	5,541	3,779

Stockholders' equity:
Common stock	45	45
Additional paid-in capital	601,064	676,568
Treasury Stock	(1,411)	(2,673)
Accumulated deficit	(504,112)	(499,379)
Unrealized loss on investments	(699)	(76)
Total stockholders' equity	94,887	174,485
Total liabilities and stockholders' equity	$100,428	$178,264